Exhibit 99.1

MEDALIST DIVERSIFIED REIT, INC PROVIDES CORPORATE UPDATE AND REPORTS THIRD QUARTER 2021 RESULTS

RICHMOND, VA, November 15, 2021. Medalist Diversified REIT, Inc. (NASDAQ:MDRR), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate in the Southeast region of the U.S., today reported financial results for the third quarter ended September 30, 2021 and provided an update on its corporate activities.

Key Highlights:

•	For the nine months ended September 30, 2021, net loss attributable to common shareholders was $3.83 million, or $(0.32) per basic and diluted share, compared to a net loss attributable to common shareholders of $4.58 million, or $(0.98) per basic and diluted common share, for the nine months ended September 30, 2020, representing an improvement of $0.66 per basic and diluted common share
•	For the three months ended September 30, 2021, net loss attributable to common shareholders was $0.87 million, or $(0.05) per basic and diluted share, compared to a net loss attributable to common shareholders of $1.29 million, or $(0.27) per basic and diluted share, for the three months ended September 30, 2020, representing an improvement of $0.22 per basic and diluted share
•	Net operating income increased 55% to $1.57 million in the third quarter, up from $1.01 million in Q3 2020; for the nine months ended September 30, 2021, net operating income increased 57% to $4.65 million, up from $2.96 million in the year ago period
•	76% year-over-year increase in the square footage of retail and flex properties, ending the third quarter of 2021 with six properties encompassing 700,831 square feet, compared to 397,874 square feet as of the end of the third quarter of 2020.
•	Average occupancy rate for the Company’s six retail and flex properties increased to 94.2% as of September 30, 2021, compared to 91.9% on September 30, 2020 for the Company’s four retail and flex properties owned on September 30, 2020.
•	100% average occupancy rate for 148-room hotel property for the nine months ended September 30, 2021, compared to 29.6% in the nine months ended September 30, 2020
•	EBITDA increased 58% to $0.88 million in the third quarter, up from $0.56 million in the year ago period; for the nine months ended September 30, 2021, EBITDA increased 42% to $1.26 million, up from $0.86 million in the year ago period

“Our third quarter results continue to demonstrate the Company’s successful emergence from last year’s challenges in the early days of COVID,” stated, Thomas E. Messier, Chairman and Chief Executive Officer of the Company. “Our strategy to further improve the position of our portfolio in 2021, by selling the Hampton Inn property, which closed in August 2021, and acquiring new cash-flowing properties with funds from our April 2021 common stock offering, is showing a positive impact on our financial results.”

Brent Winn, Chief Financial Offer of the Company, stated, “While we continue to generate a net loss due to non-cash items such as depreciation, amortization and non-cash interest expense, revenues for the nine months ended September 30, 2021 were up 26 percent year-over-year to $8.69 million, and our net operating income of $4.65 million for the nine months ended September 30, 2021 represented a 57 percent increase over the prior year period.”

The Company closed on three acquisitions in 2021. In May, the Company closed on the purchase of the Lancer Center Property, a 178,626 square foot retail property located in Lancaster, South Carolina. In August, the Company completed its acquisition of the Greenbrier Business Center Property, an 89,290 square foot mixed-use industrial/office property in Chesapeake, Virginia. On November 1, the Company closed on its acquisition of the Parkway Property, a 64,109 square foot flex-industrial property in Virginia Beach, Virginia. In addition, in August the Company sold its Hampton Inn Property, located in Greensboro, North Carolina.

As of September 30, 2021, the Company’s retail and flex property portfolio consisted of six properties with 700,831 square feet (excluding the impact of the November 1, 2021 acquisition of the Parkway Property) with an average occupancy rate of 94.2 percent across the six properties. As of September 30, 2021, the Company’s hotel portfolio consisted of one property with 148 rooms. The average occupancy of this hotel was 100% for the nine months ended September 30, 2021, due to the Company’s lease of the entire hotel to Clemson University.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate in the Southeast region of the U.S. The Company’s strategy is to focus on commercial real estate which is expected to provide an attractive balance of risk and returns. Medalist utilizes a rigorous, consistent and replicable process for sourcing and conducting due diligence of acquisitions.

For more information on Medalist, please visit the Company website at  https://www.medalistreit.com.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus dated April 8, 2021, and in the Company’s subsequent annual and periodic reports and other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

NOI

While we believe net income available to common stockholders, as defined by accounting principles generally accepted in the United States of America (U.S. GAAP), is the most appropriate measure, we consider NOI, given its wide use by and relevance to investors and analysts, an appropriate supplemental performance measure. NOI provides a measure of rental operations, and does not include depreciation and amortization, interest expense and non-property specific expenses such as corporate-wide interest expense and general and administrative expenses. As used herein, we calculate NOI as follows:

NOI from property operations is calculated as net income attributable to common shareholders, as defined by U.S. GAAP, plus preferred dividends, legal, accounting and other professional fees, corporate general and administrative expenses, depreciation, amortization of intangible assets and liabilities, interest expense, including amortization of financing costs, share based compensation expense, loss on impairment, other income, net amortization of above and below market leases and realized gain on disposal of investment property. The components of NOI consist of recurring rental and reimbursement revenue, less real estate taxes and operating expenses, such as insurance, utilities, and repairs and maintenance.

The following table reflects net loss attributable to common shareholders with a reconciliation to NOI, as computed in accordance with GAAP for the periods presented:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net Operating Income	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Loss	$(875,466)	$(1,402,301)	$(3,824,032)	$(4,972,665)
Plus: Preferred dividends, including amortization of capitalized issuance costs	151,637	147,350	451,616	358,431
Plus: Legal, accounting and other professional fees	311,986	370,792	1,099,881	1,013,712
Plus: Corporate general and administrative expenses	382,302	78,459	568,479	241,038
Plus: Depreciation expense	644,657	753,410	1,617,863	2,265,780
Plus: Amortization of intangible assets	292,947	236,135	743,351	750,247
Plus: Interest expense, including amortization of capitalized loan issuance costs	799,133	829,224	4,157,582	2,506,906
Plus: Share based compensation expense	-	-	149,981	569,995)
Plus: Loss on impairment	-	-	-	223,097
Less: Other income	(3,519)	(636)	(187,278)	(494)
Less: Net amortization of above and below market leases	(5,968)	2,578	(2,350)	2,908
Less: Realized gain on disposal of investment property	(124,641)	-	(124,641)	-
Net Operating Income - NOI	$1,573,068	$1,015,011	$4,650,452	$2,958,955

EBITDA

EBITDA is net income, as defined by U.S. GAAP, plus preferred dividends, interest expense, including amortization of financing costs, depreciation and amortization, net amortization of acquired above and below market lease revenue and realized gain on disposal of investment property.

EBITDA Reconciliation

The following table reflects net loss attributable to common shareholders with a reconciliation to EBITDA, as computed in accordance with GAAP for the periods presented:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Loss	$(875,466)	$(1,402,301)	$(3,824,032)	$(4,972,665)
Plus: Preferred dividends, including amortization of capitalized issuance costs	151,637	147,350	451,616	358,431
Plus: Interest expense, including amortization of capitalized loan issuance costs	799,133	829,224	2,396,609	2,506,906
Plus: Depreciation expense	644,657	753,410	1,617,863	2,265,780
Plus: Amortization of intangible assets	292,947	227,482	743,351	724,296
Less: Net amortization of above and below market leases	(5,968)	2,578	(2,350)	2,908
Less: Realized gain on disposal of investment property	(124,641)	-	(124,641)	-
EBITDA	882,299	557,743	1,258,416	885,656

Contact

Dave Gentry

RedChip Companies

407-491-4498